Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Odonate Therapeutics, Inc. of Squar Milner LLP’s report dated February 20, 2020, relating to the financial statements of Odonate Therapeutics, Inc., appearing in the Annual Report on Form 10-K of Odonate Therapeutics, Inc. for the year ended December 31, 2019. Squar Milner LLP merged into Baker Tilly US, LLP (“Baker Tilly”) on November 1, 2020. As such, Baker Tilly is a successor in interest to Squar Milner LLP.

We also consent to the reference to Baker Tilly under the heading “Experts” in such Prospectus.

/s/ BAKER TILLY US, LLP

San Diego, California

November 27, 2020